Exhibit 12.1



                SCHEDULE OF COMPUTATION OF DEBT-TO-EQUITY RATIO
                            (Dollars in Thousands)




                                                      July 31,
                                             -------------------------
                                                   2007           2006
                                             ----------     ----------

          Total debt                         $1,660,600     $1,527,661

          Stockholders' equity               $  387,753     $  390,379

          Debt-to-equity ratio                      4.3            3.9
                                                    ===            ===


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